Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Balanced Shares, Inc.:

We consent to the use of our report, incorporated herein by reference, dated January 26, 2009, for AllianceBernstein Balanced Shares, Inc. as of November 30, 2008, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.



/s/ KPMG LLP

New York, New York
February 27, 2009